Exhibit 4.3

Description of Securities of Masimo Corporation
The authorized capital stock of Masimo Corporation (the “Company”) consists of:

•	100,000,000 shares of common stock, $0.001 par value (“Common Stock”); and

•	5,000,000 shares of preferred stock, $0.001 par value (“Preferred Stock”).
Common Stock
Except as otherwise expressly provided in the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) or as required by applicable law, all shares of Common Stock have the same rights and privileges and rank equally, share ratably and are identical in all respects as to all matters, including, without limitation, those described below:
● Voting rights. Each holder of Common Stock is entitled to one vote per share for the election of directors and on all other matters that require stockholder approval. Holders of Common Stock do not have any cumulative voting rights. As further described below in the section titled “Anti-Takeover Effects of Provisions of the Company’s Certificate of Incorporation and Delaware Law - Classified Board of Directors”, the Certificate of Incorporation and the Company’s Second Amended and Restated Bylaws (the “Bylaws”), provide for a classified board of directors consisting of three classes of approximately equal size, each serving staggered three-year terms. There is no provision for cumulative voting for the election of directors, which means that more than one-half of the shares voted can elect all of the directors then standing for election. Except as provided under the General Corporation Law of the State of Delaware (“DGCL”) or the Certificate of Incorporation and the Bylaws, action on a matter is approved if the votes cast favoring the action exceed a majority of the number of votes cast with respect to such matter.

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Dividend rights. The holders of outstanding shares of Common Stock are entitled to receive ratably the dividends out of funds legally available if the Company’s board of directors, in its discretion, determines to issue dividends and only at the times and in the amounts that the Company’s board of directors may determine and will depend upon the Company’s earnings, if any, capital requirements, operating and financial conditions and on such other factors as the Company’s board of directors deems relevant.

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Liquidation rights. Upon the Company’s liquidation, dissolution or winding-up, the holders of Common Stock will be entitled to share ratably in all assets remaining, subject to the prior satisfaction of all outstanding debt and liabilities and the preferential rights and payment of liquidation preferences, if any, on any outstanding shares of Preferred Stock.

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No preemptive or similar rights. The Common Stock does not carry any preemptive, conversion or subscription rights enabling a holder to subscribe for, or receive shares of, any class of Common Stock or any other securities convertible into shares of any class of Common Stock. The Common Stock is not subject to redemption or sinking fund provisions.

●	Anti-Takeover Provisions. The section below titled “Anti-Takeover Effects of Provisions of the Company’s Certificate of Incorporation and Delaware Law” is incorporated herein by reference.
Listing
The Common Stock is listed on the Nasdaq Global Select Market under the symbol “MASI.”

Preferred Stock
Under the Certificate of Incorporation, the Company’s board of directors has the authority, without further action by stockholders, to designate one or more series of Preferred Stock and to fix the designations, powers, preferences, qualifications, limitations, restrictions and relative rights granted to or imposed upon the Preferred Stock, including voting rights, rights and terms of redemption (including sinking fund provisions), dividend rights and rates, terms concerning the distribution of assets, conversion or exchange terms, redemption prices and liquidation preferences, any or all of which may be preferential to or greater than the rights of the Common Stock.
The Company’s board of directors may authorize the issuance of Preferred Stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Common Stock. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of discouraging a takeover or other transaction that might involve a premium price for holders of the shares or that holders might believe to be in their best interests.
The Company’s board of directors may specify the following characteristics of any Preferred Stock:

•	the title and stated value of the Preferred Stock;

•	the number of shares of the Preferred Stock offered, the liquidation preference per share and the offering price of the Preferred Stock;

•	the dividend rate(s), period(s) or payment date(s) or method(s) of calculation applicable to the Preferred Stock;

•	whether dividends are cumulative or non-cumulative and, if cumulative, the date from which dividends on the Preferred Stock will accumulate;

•	the Company’s right, if any, to defer payment of dividends and the maximum length of any such deferral period;

•	the procedures for any auction and remarketing, if any, for the Preferred Stock;

•	the provisions for a sinking fund, if any, for the Preferred Stock;

•	the provision for redemption, if applicable, of the Preferred Stock;

•	any listing of the Preferred Stock on any securities exchange;

•	the terms and conditions, if applicable, upon which the Preferred Stock will be convertible into Common Stock, including the conversion price or manner of calculation and conversion period;

•	voting rights, if any, of the Preferred Stock;

•	whether interests in the Preferred Stock will be represented by depositary shares;

•	the relative ranking and preferences of the Preferred Stock as to dividend rights and rights upon the liquidation, dissolution or winding up of the Company’s affairs;

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any limitations on issuance of any class or series of Preferred Stock ranking senior to or on a parity with the class or series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the Company’s affairs; and

•	any other specific terms, preferences, rights, limitations or restrictions of the Preferred Stock.
Unless the Company’s board of directors specifies otherwise, the Preferred Stock will rank, relating to dividends and upon the Company’s liquidation, dissolution or winding up:

•	senior to all classes or series of the Common Stock and to all of the Company’s equity securities ranking junior to the Preferred Stock;

•	on a parity with all of the equity securities the terms of which specifically provide that the Company’s equity securities rank on a parity with the Preferred Stock; and

•	junior to all of Company’s equity securities the terms of which specifically provide that the equity securities rank senior to the Preferred Stock.

Anti-Takeover Effects of Provisions of the Company’s Certificate of Incorporation and Delaware Law
Certain provisions of Delaware law and the Certificate of Incorporation contain provisions that could make the following transactions more difficult: acquisition of the Company by means of a tender offer; acquisition of the Company by means of a proxy contest or otherwise; or removal of the Company’s incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in the Company’s best interests, including transactions that might result in a premium over the market price for the Company’s capital stock.
These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of the Company to first negotiate with the Company’s board of directors. The Company believes that the benefits of increased protection of the Company’s potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Company outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.
Delaware Anti-Takeover Statute
The Company is subject to Section 203 of the DGCL, which prohibits persons deemed “interested stockholders” from engaging in a “business combination” with a publicly-held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, such as discouraging takeover attempts that might result in a premium over the market price of the Common Stock.
Blank Check Preferred Stock
The Company’s board of directors is authorized to issue up to 5,000,000 shares of “blank check” Preferred Stock. Without further stockholder approval, the Company’s board of directors has the authority to attach special rights, including voting and dividend rights, to this Preferred Stock. As a result, the holders of the Preferred Stock could make it more difficult for a third party to acquire the Company. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of the Company.
No Stockholder Action by Written Consent; Special Meetings
The Certificate of Incorporation eliminates the right of stockholders to act by written consent without a meeting and the right to call a special meeting of stockholders or to require that the board of directors call a special meeting, except as may be required by statute.
Number of Directors; Filling Vacancies; Removal
The Certificate of Incorporation provides that the number of directors shall be fixed from time to time exclusively by the Company’s board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.
The Certificate of Incorporation provides for the removal of any of the Company’s directors only for cause and requires a stockholder vote by the holders of at least 75% of the voting power of all of the then outstanding shares of the Company’s capital stock then entitled to vote at an election of directors, voting together as a single class.

Furthermore, in the event of a vacancy on the Company’s board of directors, however occurring, including a vacancy resulting from an increase in the size of the board, unless otherwise required by law or by resolution of the Company’s board of directors, such vacancy shall be filled only by a majority vote of the directors then in office, though less than a quorum (and not by stockholders), and directors so chosen shall serve for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been chosen expires or until such director’s successor shall have been duly elected and qualified. This system of electing and removing directors and filling vacancies may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of the Company, because it generally makes it more difficult for stockholders to replace a majority of the directors.
Classified Board of Directors
The Company’s board of directors is divided into three classes and each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire board of directors. The directors in each class serve for a three-year term, one class being elected each year by the Company’s stockholders, with staggered three-year terms. Only one class of directors will be elected at each annual meeting of the Company’s stockholders, with the other classes continuing for the remainder of their respective three-year terms. The classified board provision will help to assure the continuity and stability of the Company’s board of directors, the business strategies and policies. The classification of the Company’s board of directors will have the effect of requiring at least two annual stockholder meetings, instead of one, to replace a majority of the authorized directors, which could have the effect of delaying or preventing a change in control of the Company or of management and making it more difficult for a third party to obtain control of the board of directors through a proxy contest, which may be a necessary step in an acquisition of the Company that is not favored by the board of directors. Except as in the event of a contested election of directors where a plurality of the votes cast is sufficient, at all meetings of stockholders for the election of directors a majority of the votes cast is required at any meeting for the election of directors.
Choice of Forum
The Bylaws provide that, unless the Company consents to an alternative forum, the state or federal courts located within the State of Delaware will be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the Company; (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee or stockholder of the Company to the Company or the Company’s stockholders; (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Certificate of Incorporation or the Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; or (iv) any action asserting a claim governed by the internal affairs doctrine, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. Notwithstanding the foregoing, any action asserting claims under the Securities Act of 1933, as amended (the “Securities Act”), may be brought in state or federal court, subject to applicable law. This exclusive forum provision is not intended to apply to any actions brought under the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. However, the Bylaws do not relieve the Company of its duty to comply with federal securities laws and the rules and regulations thereunder, and the Company’s stockholders will not be deemed to have waived the Company’s compliance with these laws, rules and regulations.
This exclusive forum provision in the Bylaws may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Company or its directors, officers or other employees, which may discourage such lawsuits against the Company and its directors, officers and other employees. In addition, stockholders who do bring a claim in the Court of Chancery in the State of Delaware could face additional litigation costs in pursuing any such claim, particularly if they do not reside in or near Delaware. Furthermore, the enforceability of similar choice of forum provisions in other companies’ governing documents has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable.

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